Exhibit 99.1

652 Albany Shaker Road, Albany, NY 12211News Release

FOR IMMEDIATE RELEASE:

Pioneer Bancorp, Inc. Reports 2025 Results
Net Income of $20.3 Million

Albany, N.Y. – January 30, 2026 – Pioneer Bancorp, Inc. (“Pioneer”) (NASDAQ: PBFS), a leading financial institution in New York’s Capital Region, today reported the results for the three months and calendar year ended December 31, 2025.

Net income for the three months ended December 31, 2025 was $3.7 million, or $0.16 and $0.15 per basic and diluted share, respectively, as compared to $3.3 million, or $0.13 per basic and diluted share, for the three months ended December 31, 2024. Net income for the calendar year ended December 31, 2025 was $20.3 million, or $0.83 per basic and diluted share, as compared to $15.3 million, or $0.61 per basic and diluted share, for the fiscal year ended June 30, 2024.

Highlights

●	Net loans receivable of $1.65 billion at December 31, 2025 was up $211.7 million, or 14.8%, from December 31, 2024.
●	Deposits of $1.74 billion at December 31, 2025 were up $153.0 million, or 9.6%, from December 31, 2024.
●	Net interest income of $20.3 million for the three months ended December 31, 2025 was up $2.7 million, or 15.3%, from the three months ended December 31, 2024.
●	Net interest margin of 4.10% for the three months ended December 31, 2025 was up 19 basis points from the three months ended December 31, 2024.
●	On January 2, 2026, Pioneer’s recently established broker dealer subsidiary, Pioneer Capital Markets, Inc., commenced trading operations with an initial focus on proprietary trading of investment grade municipal bonds. This launch reflects Pioneer’s ongoing strategy to diversify our products and services and to increase noninterest income.

Thomas Amell, President and CEO, said, “Our results for the year ended December 31, 2025 were solid and underscore Pioneer’s continued commitment to our relationship based operating model, which drives strong client advocacy through our highly engaged employees. We experienced positive momentum for the year, highlighted by record net interest income driven by strong growth in our loan portfolio and diversified deposit base, while prudently managing funding costs.”

Mr. Amell added, “During the fourth quarter, we continued to advance our strategic vision of being ‘More Than a Bank.’ We completed the acquisition of Brown Financial Management Group, and we are pleased to welcome their clients and employees to Pioneer. In addition, we launched Pioneer Capital Markets, marking our entry into regulated broker-dealer operations and further enhancing our diversified financial services capabilities. Looking ahead, our focus remains on delivering long-term value for our stockholders, customers, and employees. We will continue investing in initiatives that strengthen employee engagement, elevate client experience, and support community development, all while pursuing strong financial performance.”

Total assets were $2.15 billion at December 31, 2025, primarily consisting of $1.65 billion of net loans receivable, $220.4 million of securities available for sale and $133.7 million of cash and cash equivalents. Deposits totaled $1.74 billion at December 31, 2025 and the deposit base was well diversified across customer segments, consisting of approximately 53.9% retail, 20.1% commercial and 26.0% municipal customer relationships. Estimated uninsured deposits, net of affiliate deposits and collateralized deposits, represented 16.6% of total deposits at December 31, 2025. Total shareholders’ equity was $323.9 million at December 31, 2025.

As previously announced Pioneer changed its fiscal year end from June 30 to December 31. Accordingly, our discussion and analysis will present the more significant factors affecting our financial condition at December 31, 2025 and December 31, 2024 and for the results of operations, our discussion and analysis will present the more significant factors affecting the three months ended December 31, 2025 compared to the three months ended December 31, 2024 and the calendar year ended December 31, 2025 compared to the fiscal year ended June 30, 2024.

Net Interest Income and Margin

Net interest income was $20.3 million for the three months ended December 31, 2025, an increase of $2.7 million or 15.3% as compared to net interest income of $17.6 million for the three months ended December 31, 2024. Net interest income was $79.1 million for the calendar year ended December 31, 2025, an increase of $12.6 million or 19.0% as compared to net interest income of $66.5 million for the fiscal year ended June 30, 2024. The increase in net interest income for the three months ended December 31, 2025 was primarily due to an increase in the average yield on interest-earning assets of 30 basis points and an increase in the average balance of interest-earning assets of $181.9 million, partially offset by an increase in the average cost of interest-bearing liabilities of six basis points and an increase in the average balance of interest-bearing liabilities of $172.7 million. The increase in net interest income for the calendar year ended December 31, 2025 was primarily due to an increase in the average yield on interest-earning assets of 61 basis points and an increase in the average balance of interest-earning assets of $185.3 million, partially offset by an increase in the average cost of interest-bearing liabilities of 40 basis points and an increase in the average balance of interest-bearing liabilities of $172.4 million.

Interest income was $28.4 million for the three months ended December 31, 2025, an increase of $3.9 million, or 16.1%, compared to interest income of $24.5 million for the three months ended December 31, 2024. Interest income was $109.5 million for the calendar year ended December 31, 2025, an increase of $21.2 million, or 24.0%, compared to interest income of $88.3 million for the fiscal year ended June 30, 2024. The increase in interest income for the three months and calendar year ended December 31, 2025 was driven by market-related increases in interest rates on new loans and on investment securities purchased, and due to an increase in the average balance of loans. The average yield on interest-earning assets increased by 30 basis points to 5.78% for the three months ended December 31, 2025, compared to 5.48% for the three months ended December 31, 2024. The average yield on interest-earning assets increased by 61 basis points to 5.63% for the calendar year ended December 31, 2025, compared to 5.02% for the fiscal year ended June 30, 2024.

Interest expense was $8.1 million for the three months ended December 31, 2025, an increase of $1.2 million, or 18.2%, compared to $6.9 million for the three months ended December 31, 2024. Interest expense was $30.4 million for the calendar year ended December 31, 2025, an increase of $8.6 million, or 39.3%, compared to $21.8 million for the fiscal year ended June 30, 2024.

The average cost of interest-bearing liabilities increased by six basis points to 2.49% for the three months ended December 31, 2025, compared to 2.43% for the three months ended December 31, 2024. The average cost of interest-bearing liabilities increased by 40 basis points to 2.41% for the calendar year ended December 31, 2025, compared to 2.01% for the fiscal year ended June 30, 2024. The average cost of interest-bearing liabilities increased for the three months and calendar year ended December 31, 2025 primarily due to the repricing of certain interest-bearing deposit accounts in response to changes in market interest rates, as well as a shift in the mix of deposits towards higher cost interest-bearing accounts.

Net interest margin increased 19 basis points to 4.10% for the three months ended December 31, 2025, compared to 3.91% for the three months ended December 31, 2024. Net interest margin increased 29 basis points to 4.07% for the calendar year ended December 31, 2025, compared to 3.78% for the fiscal year ended June 30, 2024.

Asset Quality and Provision for Credit Losses

Non-performing assets were $11.3 million, or 0.52% of total assets, at December 31, 2025, compared to $5.2 million, or 0.27% of total assets, at December 31, 2024. The increase in non-performing assets at December 31, 2025 was primarily due to a $4.7 million commercial real estate loan relationship consisting of four loans secured by multiple office, warehouse and industrial properties being placed on non-accrual status during the calendar year ended December 31, 2025.

The allowance for credit losses on loans was $25.3 million at December 31, 2025, compared to $21.8 million at December 31, 2024, representing 1.51% and 1.49% of total loans outstanding, respectively.

Net charge-offs were $7,000 for the three months ended December 31, 2025, compared to $156,000 for the three months ended December 31, 2024. Annualized net charge-offs were 0.00% of average loans for the three months ended December 31, 2025, compared to annualized net charge-offs of 0.04% of average loans for the three months ended December 31, 2024. Net charge-offs were $95,000 for the calendar year ended December 31, 2025, compared to $520,000 for the fiscal year ended June 30, 2024. Annualized net charge-offs were 0.01% of average loans for the calendar year ended December 31, 2025, compared to annualized net charge-offs of 0.04% of average loans for the fiscal year ended June 30, 2024.

The provision for credit losses was $560,000 for the three months ended December 31, 2025, compared to $1.1 million for the three months ended December 31, 2024. The provision for credit losses was $3.7 million for the calendar year ended December 31, 2025, compared to $2.7 million for the fiscal year ended June 30, 2024. The increase in the provision for credit losses for the calendar year ended December 31, 2025 was primarily due to growth in the loan portfolio and changes in current economic conditions.

Noninterest Income and Noninterest Expense

Noninterest income of $4.8 million for the three months ended December 31, 2025 increased $103,000, or 2.2%, as compared to $4.7 million for the three months ended December 31, 2024. Noninterest income of $17.1 million for the calendar year ended December 31, 2025 increased $810,000, or 5.0%, as compared to $16.3 million for the fiscal year ended June 30, 2024. The increase in noninterest income for the three months ended December 31, 2025 was primarily due to an increase in insurance and wealth management services income, offset in part by a decrease in other noninterest income. The increase in noninterest income for the calendar year ended December 31, 2025 was primarily due to an increase in insurance and wealth management services income and other noninterest income, and a $5.6 million loss on the sale of securities available for sale as part of a balance sheet repositioning during the fiscal year ended June 30, 2024, offset in part by $6.0 million of income from the previously announced settlement of litigation and net gain on equity securities during the fiscal year ended June 30, 2024.

The increase in insurance and wealth management services income for the three months and calendar year ended December 31, 2025 was primarily as a result of organic growth and positive market performance related to our wealth management services. The increase in other noninterest income for the calendar year ended December 31, 2025 was primarily due to an increase in bank-owned life insurance income as a result of a death benefit.

Noninterest expense of $19.2 million for the three months ended December 31, 2025 increased $2.2 million, or 13.0%, as compared to $17.0 million for the three months ended December 31, 2024. Noninterest expense of $66.1 million for the calendar year ended December 31, 2025 increased $5.4 million, or 8.8%, as compared to $60.7 million for the fiscal year ended June 30, 2024. The increase in noninterest expense for the three months ended December 31, 2025 was primarily due to an increase in professional fees, a goodwill impairment expense and an increase in salaries and employee benefits, offset in part by a decrease in occupancy and equipment expenses. The increase in noninterest expense for the calendar year ended December 31, 2025 was primarily due to an increase in salaries and employee benefits, a goodwill impairment expense and an increase in other noninterest expenses, offset in part by decreases in professional fees and data processing.

The increase in professional fees for the three months ended December 31, 2025 was primarily due to higher legal fees and expenses. The goodwill impairment expense for the three months and calendar year ended December 31, 2025 was due to a $2.0 million impairment recognized for goodwill related to the insurance subsidiary based on the annual impairment testing performed during the three months ended December 31, 2025. The decrease in occupancy and equipment expense for the three months ended December 31, 2025 was primarily due to the previously disclosed impairment expense related to branch renovation strategic initiatives and a loss on the sale of a non-branch property during the three months ended December 31, 2024. Salaries and employee benefits increased for the three months and calendar year ended December 31, 2025 primarily due to compensation expense from annual merit increases as well as due to share-based compensation costs recognized during the calendar year ended December 31, 2025 for the stock awards granted during the three months ended June 30, 2024. Other expenses increased for the calendar year ended December 31, 2025 primarily due to litigation-related expense, offset in part by a benefit for the other cost components of the net periodic pension and post-retirement benefits cost. The decrease in professional fees for the calendar year ended December 31, 2025 was primarily due to lower legal fees and expenses.

Income Taxes

Income tax expense was $1.6 million for the three months ended December 31, 2025, an increase of $659,000, or 71.4%, compared to the three months ended December 31, 2024. Income tax expense was $6.2 million for the calendar year ended December 31, 2025, an increase of $2.1 million, or 49.5%, compared to $4.1 million for the fiscal year ended June 30, 2024. The increase in income tax expense for the three months and calendar year ended December 31, 2025, primarily related to an increase in net income before income taxes. Our effective tax rate was 29.7% and 23.4% for the three months and calendar year ended December 31, 2025, respectively, compared to 21.9% and 21.4% for the three months ended December 31, 2024 and fiscal year ended June 30, 2024, respectively. The increase in the effective tax rate for the three months and calendar year ended December 31, 2025 was primarily due to the $2.0 million goodwill impairment expense that is not deductible for income tax purposes.

Balance Sheet Summary

Total assets of $2.15 billion at December 31, 2025 increased $171.0 million, or 8.6%, from $1.98 billion at December 31, 2024.

Net loans receivable of $1.65 billion at December 31, 2025 increased $211.7 million, or 14.8%, from $1.43 billion at December 31, 2024. The increase in net loans receivable was primarily a result of growth in the residential mortgage loan portfolio which increased by $104.1 million. In addition, commercial real estate loans increased by $51.6 million, commercial construction loans increased by $38.7 million, commercial and industrial loans increased by $16.4 million, home equity loans and lines of credit increased by $2.7 million, and consumer loans increased by $1.6 million.

Securities available for sale of $220.4 million at December 31, 2025 decreased $101.1 million, or 31.4%, from $321.5 million at December 31, 2024. The decrease was primarily due to maturities, paydowns and calls of $212.7 million, offset in part by purchases of $102.0 million of securities during the calendar year ended December, 2025.

Deposits of $1.74 billion at December 31, 2025 increased $153.0 million, or 9.6%, from $1.59 billion at December 31, 2024. By deposit category, certificates of deposit increased by $94.7 million, money market accounts increased by $75.0 million, and non-interest-bearing demand accounts increased by $1.8 million, offset in part by a decrease in savings accounts of $10.5 million and a decrease in demand accounts of $8.0 million. The increase in certificates of deposit was primarily due to an increase in brokered deposits, and by a migration of funds from non-interest bearing demand, savings and other lower rate interest-bearing accounts. The increase in money market accounts was primarily due to a migration of funds from non-interest bearing demand, savings and other lower rate interest-bearing accounts. The decrease in savings accounts and demand accounts was primarily due to a migration of funds to higher rate interest-bearing accounts.

Shareholders’ equity of $323.9 million at December 31, 2025 increased $19.3 million, or 6.3%, from $304.6 million at December 31, 2024 primarily as a result of net income of $20.3 million and an increase in accumulated other comprehensive income of $8.5 million, partially offset by the repurchase of common stock of $11.3 million. Pioneer Bank, National Association has consistently maintained regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 (leverage) capital to average assets ratio of 11.53% at December 31, 2025.

Stock Repurchase

Pioneer repurchased 28,333 shares of its common stock during the three months ended December 31, 2025 at an average price of $14.56 per share under its initial stock repurchase program. On December 17, 2025 Pioneer announced it had completed its initial stock repurchase program. Under the program, Pioneer repurchased 1,298,883 shares, or approximately 5%, of its then outstanding common stock. The shares were repurchased at an average price of $11.83 per share.

On December 17, 2025, Pioneer also announced the adoption of a new stock repurchase program. Under the repurchase program, Pioneer may repurchase up to 5% of its outstanding common stock, or 1,254,027 shares of its common stock. This is Pioneer’s second stock repurchase program since completing its mutual holding company reorganization and related stock offering.

About Pioneer

Pioneer is a financial holding company with more than $2 billion in assets that provides diversified financial services through its subsidiaries. Pioneer’s subsidiary, Pioneer Bank, National Association and its subsidiaries, with 22 offices in the Capital Region of New York State, offers a broad array of banking, wealth management, insurance, employee benefit, and human resources consulting services to individuals, businesses, and municipalities. Pioneer’s subsidiary Pioneer Capital Markets, Inc., is a FINRA-registered broker-dealer focused on municipal bond trading. For more information on Pioneer, please visit www.pioneerny.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements include, but are not limited to, statements made by Mr. Thomas Amell. Pioneer’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. No assurance can be given that the future results covered by forward-looking statements will be achieved. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including those discussed in our transition report on Form 10-KT for the six months ended December 31, 2024, under the heading “Risk Factors” and other filings made with the Securities and Exchange Commission (the “SEC”), including our quarterly reports on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, Pioneer does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

For additional information contact:

Patrick J. Hughes

Executive Vice President and Chief Financial Officer

(518) 730-3025

InvestorRelations@pioneerny.com

Pioneer Bancorp, Inc.

Selected Financial Data (unaudited)

	December 31,	December 31,
	2025	2024

	(In thousands)
Selected Financial Condition Data:
Total assets	$2,150,684	$1,979,730
Cash and cash equivalents	133,675	96,521
Securities available for sale	220,431	321,537
Securities held to maturity	41,521	25,400
Net loans receivable	1,646,255	1,434,575
Bank-owned life insurance	15,306	15,956
Premises and equipment, net	35,576	35,480
Deposits	1,739,178	1,586,183
Shareholders' equity	323,861	304,553

	For the		For the	For the
	Three Months Ended		Year Ended	Fiscal Year Ended
	December 31,		December 31,	June 30,
	2025	2024	2025	2024

	(In thousands, except share and per share amounts)
Selected Operating Data:
Interest income	$28,390	$24,453	$109,530	$88,316
Interest expense	8,134	6,879	30,382	21,803
Net interest income	20,256	17,574	79,148	66,513
Provision for credit losses	560	1,090	3,695	2,700
Net interest income after provision for credit losses	19,696	16,484	75,453	63,813
Noninterest income	4,794	4,691	17,140	16,330
Noninterest expense	19,163	16,960	66,104	60,734
Income before taxes	5,327	4,215	26,489	19,409
Income tax expense	1,582	923	6,202	4,149
Net income	$3,745	$3,292	$20,287	$15,260

Earnings per share - basic	$0.16	$0.13	$0.83	$0.61
Earnings per share - diluted	0.15	0.13	0.83	0.61

Weighted average shares outstanding - basic	24,095,245	24,951,211	24,471,179	25,193,848
Weighted average shares outstanding - diluted	24,291,619	25,046,502	24,566,658	25,223,114

	At or For the		For the	For the
	Three Months Ended		Year Ended	Fiscal Year Ended
	December 31,		December 31,	June 30,
	2025	2024	2025	2024
Performance Ratios:
Return on average assets	0.70%	0.67%	0.98%	0.80%
Return on average equity	4.72%	4.29%	6.47%	5.42%
Interest rate spread (1)	3.29%	3.05%	3.22%	3.01%
Net interest margin (2)	4.10%	3.91%	4.07%	3.78%
Non-interest expenses to average assets	3.59%	3.47%	3.18%	3.18%
Efficiency ratio (3)	76.50%	76.17%	68.65%	73.31%
Average interest-earning assets to average interest-bearing liabilities	152.07%	159.18%	154.53%	161.98%

Capital Ratios (4):
Average equity to average assets			15.08%	14.77%
Total capital to risk weighted assets			17.56%	19.66%
Tier 1 capital to risk weighted assets			16.30%	18.40%
Common equity tier 1 capital to risk weighted assets			16.30%	18.40%
Tier 1 capital to average assets			11.53%	11.65%

Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans			1.51%	1.60%
Allowance for credit losses as a percentage of non-performing loans			224.93%	240.92%
Net charge-offs to average outstanding loans during the period			0.01%	0.04%
Non-performing loans as a percentage of total loans			0.67%	0.66%
Non-performing loans as a percentage of total assets			0.52%	0.48%
Total non-performing assets as a percentage of total assets			0.52%	0.49%

Other:
Number of offices			22	23
Number of full-time equivalent employees			269	270

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities for the periods presented.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Capital Ratios are for Pioneer Bank, National Association.

The above information is preliminary and based on Pioneer’s data available at the time of presentation.